Exhibit 99.1

Contact:	Deborah Hileman
Vice President, Corporate Communications & Investor Relations
303-495-1210
Deborah.hileman@emsc.net

EMERGENCY MEDICAL SERVICES ANNOUNCES STRONG

SECOND QUARTER EARNINGS, INCREASES EBITDA

AND EPS GUIDANCE

Highlights:

•	Net revenue was $478.5 million for the second quarter ended June 30, 2006, an increase of 7.5% compared to the same quarter last year;

•	EBITDA was $45.0 million for the second quarter, an increase of 19.5% compared to the same quarter last year;

•	Diluted earnings per share were $0.25 for the second quarter ($0.26 per diluted share excluding stock option expense);

•	The Company has increased EBITDA guidance to a range of $168.0 to $172.0 million (previously $156.0 to $160.0 million) for 2006;

•	The Company has increased diluted EPS guidance to a range of $0.85 to $0.90 (previously $0.75 to $0.78) for 2006; and

•	In addition to the previously announced debt reduction payment of $10.0 million, the Company made an unscheduled debt reduction payment of $9.4 million in July 2006.

Greenwood Village, Colorado (August 3, 2006) – Emergency Medical Services Corporation (NYSE: EMS) (EMSC or the Company) today announced results for the second quarter ended June 30, 2006.

Results of Operations for the Second Quarter 2006

For the second quarter ended June 30, 2006, EMSC generated net revenue of $478.5 million, an increase of 7.5% compared to the same quarter last year. The Company generated EBITDA of $45.0 million (including a $0.9 million restructuring charge), an increase of 19.5% compared to the same quarter last year. A reconciliation of EBITDA to GAAP financial measures is included in this news release.

EMSC generated net income of $10.7 million, or $0.25 per diluted share, on 42.4 million average weighted shares outstanding ($0.26 per diluted share excluding stock option expense), for the second quarter of 2006, compared to net income of $6.5 million, or $0.14 per diluted share, on 33.6 million average weighted shares outstanding, for the same quarter last year. The improvement in earnings is primarily due to revenue increases from contract wins, higher net revenue per patient encounter, targeted expense reductions and favorable insurance trends.

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Operating cash flows for the quarter ended June 30, 2006, were $75.6 million, compared to $44.1 million for the same quarter last year. Changes in operating assets and liabilities during the quarter included a decrease in accounts receivable of $11.9 million, including an $11.0 million tax refund, increases in insurance accruals of $1.5 million, decreases in prepaid and other current assets of $4.5 million, and an increase in accounts payable and accrued liabilities of $23.5 million, primarily due to timing differences in our vendor-related disbursements and interest accruals on our debt.

Net cash used in investing activities was $22.6 million for the quarter ended June 30, 2006, compared to $20.5 million for the same quarter last year. Investing activities during the quarter related primarily to net capital expenditures of $15.4 million for the purchase of new vehicles, medical equipment and technology-related assets, and a net change of $6.9 million in insurance collateral.

For the quarter ended June 30, 2006, net cash used in financing activities was $22.3 million, compared to $16.5 million for the same quarter last year. Financing activities during the quarter included an unscheduled payment on our senior secured term loan of $10.0 million.

“We are pleased with our performance during the second quarter of 2006. We continue to demonstrate year over year contract growth, enter new markets and launch new services. Our increase in cash flow has enabled us to execute on our acquisition plan and make unscheduled debt reduction payments totaling $19.4 million so far this year. We are exceptionally pleased with EmCare’s continued strong performance and growth, and are encouraged by AMR’s performance improvement over the first quarter of 2006. We continue to make progress at AMR in the face of decreased hospital census, fuel cost increases and staffing challenges,” said William A. Sanger, Chairman and Chief Executive Officer.

Results of Operations for the Six Months Ended June 30, 2006

For the six months ended June 30, 2006, EMSC generated net revenue of $947.6 million, an increase of 8.4% compared to the same period last year. EBITDA was $83.9 million (including a $0.9 million restructuring charge), an increase of 15.0% compared to the same period last year (excluding Laidlaw International, Inc. acquisition-related compensation charges in January, 2005).

EMSC generated net income of $18.0 million, or $0.42 per diluted share, on 42.4 million average weighted shares outstanding ($0.43 per diluted share excluding stock option expense), for the six months ended June 30, 2006, compared to net income of $4.9 million for the same period last year.

Operating cash flows for the six months ended June 30, 2006 were $112.4 million, compared to $86.1 million for the same period last year. Changes in operating assets and liabilities included a decrease in accounts receivable of $31.9 million, an increase in insurance accruals of $9.0 million, and a net contribution of $9.2 million from other operating assets and liabilities.

Net cash used in investing activities was $41.8 million for the six months ended June 30, 2006, compared to $860.8 million (including $828.8 million related to the acquisition of AMR and EmCare from Laidlaw in February 2005) for the same period in 2005. Net cash used in investing activities during the six months ended June 30, 2006, relates primarily to net capital expenditures

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of $28.3 million for the purchase of new vehicles, medical equipment and technology-related assets, and a net change in insurance collateral of $12.5 million.

For the six months ended June 30, 2006, net cash used in financing activities was $19.0 million, compared to net cash provided by financing activities of $802.2 million (including $820.9 million related to the acquisition of AMR and EmCare from Laidlaw in February 2005) for the six months ended June 30, 2005.

Segment Results

EMSC operates two business segments: American Medical Response, Inc. (AMR), the Company’s healthcare transportation services segment, and EmCare Holdings, Inc. (EmCare), the Company’s emergency department and hospital-based management services segment.

American Medical Response (AMR)

For the second quarter ended June 30, 2006, AMR generated net revenue of $293.9 million, an increase of 3.2% compared to the same quarter last year. EBITDA was $25.4 million (excluding a $0.9 million restructuring charge), equal to EBITDA in the same quarter last year. Results were affected by lower than expected interfacility transport volume due to lower hospital census, increased fuel costs and market-specific staffing shortages, partially offset by lower insurance and selling, general and administrative costs.

For the six months ended June 30, 2006, AMR generated net revenue of $589.2 million, an increase of 4.5% compared to the same period last year. EBITDA was $48.5 million (excluding a $0.9 million restructuring charge), a decrease of 6.8% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January 2005).

EmCare

For the second quarter ended June 30, 2006, EmCare generated net revenue of $184.6 million, an increase of 15.1% compared to the same quarter last year. EBITDA was $20.6 million, an increase of 66.7% compared to the same quarter last year. The increase in EBITDA resulted primarily from revenue increases from existing contracts, new contracts and reduced insurance expense.

For the six months ended June 30, 2006, EmCare generated net revenue of $358.4 million, an increase of 15.3% compared to the same period last year. EBITDA was $36.3 million, an increase of 73.6% compared to the same period last year (excluding Laidlaw acquisition-related compensation charges in January 2005).

Guidance

EMSC has increased its EBITDA and EPS guidance for the year ended December 31, 2006. The Company expects EBITDA to be in the range of $168.0 million to $172.0 million, up from the initial guidance range of $156.0 million to $160.0 million. Diluted EPS is expected to be in the range of $0.85 to $0.90, up from the initial guidance range of $0.75 to $0.78.

Conference Call

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EMSC management will host a conference call and live audio webcast on Thursday, August 3, 2006, at 11:00 a.m. EDT, to discuss the Company’s financial results. A 30-day online replay will be available approximately one hour following the conclusion of the live broadcast. A link to the live broadcast and online replay is available on the Investor Relations section of the Company’s website at www.emsc.net.

About Emergency Medical Services Corporation

Under the recognized brands of EmCare and American Medical Response, Emergency Medical Services Corporation, headquartered in Greenwood Village, Colorado, is a leading provider of emergency medical services in the United States, serving more than nine million patients each year. EmCare provides outsourced emergency department staffing and management services to 347 hospitals nationwide. American Medical Response is America’s leading provider of ambulance services with local operations in 36 states and the District of Columbia. For more information, visit www.emsc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EMSC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EMSC’s filings with the SEC from time to time, including in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K. Among the factors that could cause future results to differ materially from those provided in this press release are: the impact on our revenue of changes in transport volume, mix of insured and uninsured patients, and third party reimbursement rates and methods; the adequacy of our insurance coverage and insurance reserves; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry, both as it exists now and as it may change in the future; our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; the loss of one or more members of our senior management team; the outcome of government investigations of certain of our business practices; our ability to generate cash flow to service our debt obligations and fund the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; and the loss of existing contracts and the accuracy of our assessment of costs under new contracts.

Comparability of Historical Financial Data

The comparability of our financial information has been affected by a number of significant events and transactions. In February 2005, AMR and EmCare were acquired by Emergency Medical Services L.P. For the month ended January 31, 2005, prior to the acquisition, the AMR

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and EmCare businesses formerly owned by Laidlaw International, Inc., are referred to as the “Predecessor.” In addition, EMSC completed an IPO in December 2005 and used net proceeds from this offering to pay down a portion of a senior secured credit facility entered into as part of the acquisition. Generally the results of operations of our segments are comparable from quarter to quarter except for certain capital costs, such as interest and amortization, and Laidlaw acquisition-related compensation charges.

Non-GAAP Financial Measures Reconciliation

This press release includes presentations of EBITDA, which is defined as operating income plus depreciation and amortization expense. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing our financial performance. EBITDA should not be considered in isolation or as an alternative to such GAAP measures as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this news release. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Condensed Statements of Operations and Other Information

Including a Reconciliation of EBITDA to Net Income

(in thousands, except shares, per share data and other information)

	Consolidated three months ended June 30, 2006	Consolidated three months ended June 30, 2005	Consolidated six months ended June 30, 2006	Consolidated five months ended June 30, 2005	Predecessor combined one month ended January 31, 2005	Pro forma six months ended June 30, 2005[1]
Net revenue	$478,451	$445,019	$947,575	$731,408	$143,069	$874,477

Compensation and benefits	330,927	307,613	656,974	503,303	103,191	606,494
Operating expenses	69,203	63,374	135,657	102,544	18,469	121,013
Insurance expense	19,204	22,427	42,111	39,334	7,768	47,102
Selling, general and administrative expenses	13,170	13,915	28,009	22,594	4,283	26,877
Restructuring charges	919	—	919	—	—	—
Laidlaw compensation charges	—	—	—	—	14,440	14,440

EBITDA	$45,028	$37,690	$83,905	$63,633	$(5,082)	$58,551

Reconciliation of EBITDA to net income (loss)
EBITDA	$45,028	$37,690	$83,905	$63,633	$(5,082)	$58,551
Depreciation and amortization expense	(16,360)	(15,072)	(32,204)	(23,968)	(3,894)	(27,862)

Income (loss) from operations	28,668	22,618	51,701	39,665	(8,976)	30,689
Interest expense	(11,445)	(11,759)	(22,737)	(21,583)	(1,169)	(22,752)
Realized (loss) gain on investments	(306)	33	(525)	(6)	13	7
Interest and other income (expense)	780	85	1,132	98	(4)	94
Loss on early debt extinguishment	(193)	—	(193)	—	—	—
Income tax (expense) benefit	(6,788)	(4,516)	(11,416)	(7,178)	4,060	(3,118)
Equity in earnings of unconsolidated subsidiary	2	—	17	—	—	—

Net income (loss)	$10,718	$6,461	$17,979	$10,996	$(6,076)	$4,920

Basic net income per common share	$0.26	$0.14	$0.43	$0.28	N/A	N/A
Diluted net income per common share	$0.25	$0.14	$0.42	$0.27	N/A	N/A
Average common shares outstanding, basic	41,497,245	33,119,626	41,497,238	33,080,530	N/A	N/A
Average common shares outstanding, diluted	42,356,192	33,643,365	42,377,804	33,393,730	N/A	N/A

Other Information
EmCare patient visits	1,631,705	1,541,868	3,179,310	2,516,690	464,500	2,981,190
AMR ambulance transports	724,854	722,752	1,457,615	1,202,320	243,700	1,446,020
AMR weighted transports	740,816	739,519	1,488,876	1,230,438	249,421	1,479,859

1 Pro forma combined one-month Predecessor with five-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Reconciliation of Segment EBITDA to Income from Operations

(in thousands)

	Consolidated three months ended June 30, 2006	Consolidated three months ended June 30, 2005	Consolidated six months ended June 30, 2006	Consolidated five months ended June 30, 2005	Predecessor combined one month ended January 31, 2005[1]	Pro forma six months ended June 30, 2005[2]
AMR
EBITDA	$24,444	$25,342	$47,603	$45,148	$1,074	$46,222
Depreciation and amortization expense	(13,051)	(12,041)	(25,661)	(19,445)	(3,418)	(22,863)

Income (loss) from operations	11,393	13,301	21,942	25,703	(2,344)	23,359

EmCare
EBITDA	20,584	12,348	36,302	18,485	(6,156)	12,329
Depreciation and amortization expense	(3,309)	(3,031)	(6,543)	(4,523)	(476)	(4,999)

Income (loss) from operations	17,275	9,317	29,759	13,962	(6,632)	7,330

Total
EBITDA	45,028	37,690	83,905	63,633	(5,082)	58,551
Depreciation and amortization expense	(16,360)	(15,072)	(32,204)	(23,968)	(3,894)	(27,862)

Income (loss) from operations	$28,668	$22,618	$51,701	$39,665	$(8,976)	$30,689

1 Loss from operations includes Laidlaw compensation charges of $5.8 million at AMR and $8.6 million at EmCare in connection with the acquisition from Laidlaw.

2 Pro forma combined one-month Predecessor with five-month Successor.

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EMERGENCY MEDICAL SERVICES CORPORATION

Condensed Balance Sheets

(in thousands)

	Unaudited Consolidated June 30, 2006	Consolidated December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$69,660	$18,048
Trade and other accounts receivable, net	377,822	411,184
Other current assets	84,246	86,064

Total current assets	531,728	515,296
Non-current assets:
Property, plant and equipment, net	142,404	138,037
Goodwill and other intangible assets, net	323,606	329,351
Other long-term assets	298,539	284,344

Total assets	$1,296,277	$1,267,028

Liabilities and Equity
Current liabilities	$288,559	$277,435
Long-term debt	485,404	495,520
Other long-term liabilities	159,181	149,089

Total liabilities	933,144	922,044
Total equity	363,133	344,984

Total liabilities and equity	$1,296,277	$1,267,028

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EMERGENCY MEDICAL SERVICES CORPORATION

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Consolidated three months ended June 30, 2006	Consolidated three months ended June 30, 2005	Consolidated six months ended June 30, 2006	Consolidated five months ended June 30, 2005	Predecessor combined one month ended January 31, 2005	Pro forma six months ended June 30, 2005[1]
Cash Flows from Operating Activities
Net income (loss)	$10,718	$6,461	$17,979	$10,996	$(6,076)	$4,920

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, amortization, deferred taxes and other	23,522	14,706	44,391	24,391	(209)	24,182
Non-cash Laidlaw allocated compensation expense	—	—	—	—	14,440	14,440
Changes in operating assets/liabilities:
Trade and other accounts receivable	11,903	7,099	31,881	23,276	(20,771)	2,505
Insurance accruals	1,528	3,767	8,987	8,226	1,772	9,998
Other assets and liabilities	27,968	12,052	9,177	23,921	6,164	30,085

Net cash provided by (used in) operating activities	75,639	44,085	112,415	90,810	(4,680)	86,130

Cash Flows from Investing Activities
EMS LP purchase of AMR and EmCare	—	—	—	(828,775)	—	(828,775)
Purchase of property, plant and equipment, net	(15,396)	(9,338)	(28,296)	(19,576)	(3,890)	(23,466)
Insurance collateral	(6,883)	(15,663)	(12,515)	(22,434)	12,534	(9,900)
Other investing activities	(277)	4,480	(1,034)	3,129	(1,828)	1,301

Net cash (used in) provided by investing activities	(22,556)	(20,521)	(41,845)	(867,656)	6,816	(860,840)

Cash Flows from Financing Activities
EMS LP purchase of AMR and EmCare	—	251	—	820,938	—	820,938
Other financing activities	(22,264)	(16,793)	(18,958)	(27,358)	8,632	(18,726)

Net cash provided by financing activities	(22,264)	(16,542)	(18,958)	793,580	8,632	802,212

Change in cash and cash equivalents	30,819	7,022	51,612	16,734	10,768	27,502
Cash and cash equivalents, beginning of period	38,841	24,343	18,048	14,631	3,863	3,863

Cash and cash equivalents, end of period	$69,660	$31,365	$69,660	$31,365	$14,631	$31,365

1 Pro forma combined one-month Predecessor with five-month Successor.

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